INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Fortune Rise Acquisition Corporation on Form S-4 of our report dated March 25, 2022, with respect to our audit of the financial statements of Fortune Rise Acquisition Corporation as of December 31, 2021 and for the period from February 1, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Friedman LLP

Friedman LLP

New York, NY

February 14, 2024